UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2007
ISOTIS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33272	20-5825634

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Goodyear
Irvine, California 92618
(Address of Principal Executive Offices)(Zip Code)

(949) 595-8710
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.
     On January 31, 2007, we entered into a new employment agreements with certain of our named executive officers (which officers were determined by reference to our Form S-1, filed on January 29, 2007) and other executive officers.
Base Salary, Bonus and Benefits
     The new employment agreements provide for a base salary and a bonus calculated as a percentage of the salary. Each of the employees listed below are at-will employees. The actual bonus amount is determined pursuant to our annual incentive bonus program and is contingent upon the achievement of pre-established performance goals. Each executive is also entitled to standard health and medical benefits, pension benefits and a monthly car allowance of $500. Additionally, we shall continue to pay for certain continuations and additions to the custom pension and disability policies for Mr. Wolters for 2007. The table below sets forth the base salary and maximum bonus payable to the officers under their respective employment agreement:

Executive Officer	Principal Position	Base Salary ($)		Maximum Bonus for 2007
Pieter Wolters	President and Chief Executive Officer	$330,000		50	%(1)

Robert J. Morocco	Senior Vice-President, Chief Financial Officer	212,000		30	%(1)

Alan Donze	Senior Vice President of Sales	200,000		$150,000(2)

John F. Kay	Chief Scientific Officer	240,000	(3)	30	%(1)

Kathryn Liljestrand	Vice President of Marketing	182,875		30	%(1)

Karon Morell	Vice President of Regulatory Affairs and Quality Assurance	175,000		30	%(1)

Jim Poser	Senior Vice President of Research and Development	240,000		30	%(1)

Gene Reu	Senior Vice President of Operations	230,000		30	%(1)
(1)	The bonus amount is calculated as a percent of the employee’s base salary and ranges from a minimum of 0% up to the above-stated maximum for 2007. For subsequent years, the maximum bonus will be given in accordance with our bonus program for such year.
(2)	For 2007, $120,000 of Mr. Donze’s bonus is determined by objectives set forth in accordance with our bonus program, while the remaining $30,000 is determined in the sole discretion of the President and Chief Executive Officer. For subsequent years, the maximum bonus will be given in accordance with our bonus program for such year.
(3)	Dr. Kay’s base salary will increase to $250,000 beginning April 1, 2007.
Severance and Change of Control Payments
     The employment agreements provide for severance payments in the event the executive’s employment is terminated due to disability, by us without cause or by the executive for good reason. The maximum severance amount for each officer is determined in the following manner:
•	Pieter Wolters — the sum of 24 times Mr. Wolter’s highest monthly base, plus 1.0 times his average annual bonus;

•	Messrs. Morocco, Donze, Reu and Dr. Poser — the sum of 18 times their respective highest monthly base salary plus 0.75 times their average annual bonus; and

•	Dr. Kay, Ms. Morell and Ms. Liljestrand — the sum of 12 times their respective highest monthly base salary plus 0.5 times their average annual bonus.
     If we terminate the executive without cause or the executive terminates employment for good reason following a change of control, the executive is entitled to the maximum severance amount. If the executive is terminated due to disability or terminates employment for good reason, but not in connection with a change of control, the executive is entitled to a portion of the maximum severance amount depending on the executive’s period of service at the time of the termination. If the termination occurs after five years of service, the executive is entitled to 100% of the maximum severance amount. Additionally, a portion of the executive’s unvested options and restricted stock vest at severance depending on the executive’s period of service at the time of termination. If the termination occurs after five years of service, 100% of the executive’s unvested options and restricted stock will vest upon termination. Upon a change of control 100% of the unvested options and restricted stock will vest.
     Finally, each executive is entitled to a single cash payment equal to 18 times the difference between the monthly COBRA premium for the executive and the executive’s monthly contribution toward that premium.
     The foregoing description is qualified in its entirety by reference to the form of employment agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

Exhibits:	Description of Document
10.1	Form of Employment Agreement

SIGNATURES
     We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: February 26, 2007	ISOTIS, INC. (registrant)
	By:	/s/ Robert J. Morocco
Robert J.Morocco
Chief Financial Officer, Senior Vice President, Secretary & Treasurer

EXHIBIT INDEX

Exhibits:	Description of Document
10.1	Form of Employment Agreement